Exhibit 4.1

CYNERGISTEK, INC.

DESCRIPTION OF SECURITIES

The following description of the common stock of CynergisTek, Inc. (“us,” “our,” “we,” or the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, (“Certificate of Incorporation”) by-laws (“Bylaws”), which are incorporated as exhibits to this Annual Report on Form 10-K and are incorporated herein by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the Delaware general corporate law for additional information.

General

Our authorized capital stock consists of 33,333,333 shares of common stock, $0.001 par value per share, and no shares of preferred stock.

The following is a summary of the material terms of our common stock.

Common stock

Listing

The common stock is listed on the NYSE American under the symbol “CTEK.”

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors. According to our Bylaws, if a quorum is present, action on a matter by the stockholders is approved if the votes cast by the stockholders favoring the action exceed the votes cast opposing the action, unless the vote of a greater number of affirmative votes is required by statute or the Certificate of Incorporation, in which case such greater number of votes shall be required. Our Bylaws provide that a majority of the votes entitled to be cast on a matter by the stockholders constitutes a quorum of the stockholders for action on that matter. Our Bylaws also provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, if one or more written consents setting forth the action so taken shall be signed by stockholders holding at least a majority of the votes entitled to be cast at a meeting, unless the vote of a greater number of affirmative votes is required by statute or the Certificate of Incorporation, in which case the consent of the stockholders holding such greater number of votes shall be required.

As explained in more detail in our Bylaws, as amended, our directors are elected by a majority of votes cast at annual or special meetings.  In a contested election (i.e., where the number of nominees exceeds the number of directors to be elected), directors are elected by a plurality of the votes cast.  If an incumbent director is not elected by a majority of votes cast, the incumbent director is required to promptly tender his or her resignation to the board of directors for consideration.  Our nominating and corporate governance committee will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken.  The board of directors, acting on such committee’s recommendation or on its own decision, as the case may be, will publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.  Stockholders may not cumulate votes in the election of directors.

Dividend Rights

The holders of our common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon,

Public release is allowed

among other things, future earnings, the operating and financial condition of our Company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Upon liquidation each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Our common stock, after the fixed consideration thereof has been paid or performed, is not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our Company.

Our Bylaws provide that our Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the members of the board of directors then in office, or by the holders of a majority of the outstanding voting stock of the Company.

Anti-Takeover Provisions Under Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws, each as amended, contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms, and increased value to our stockholders.

Certificate of Incorporation and Bylaw Provisions

The following summary of certain provisions of our Certificate of Incorporation and Bylaws, each as amended, is not complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and Bylaws, each as amended, copies of which may be obtained as described in “Available Information.” Our Certificate of Incorporation, as amended, and Bylaws, as amended, include provisions that, among others, could have the effect of delaying deferring or discouraging potential acquisition proposals and could delay or prevent a change of control of the Company. Such provisions include:

•Under our Bylaws, as amended, special meetings of our stockholders may be called only by the vote of a majority of the entire board of directors, the chief executive officer or the chairman of the board of directors. Our stockholders may not call a special meeting of the stockholders.

•Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for elections as directors, other than nominations made by or at the directions of our board of directors or a committee thereof.

Delaware Law

Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (i) prior to such date, our board of directors approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock, excluding

Public release is allowed

shares held by directors, officers and certain employee stock plans; or (iii) on or after the consummation date, the business combination is approved by our board of directors and by the affirmative vote at an annual or special meeting of stockholders holding at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is generally a person who, together with affiliates and associates of such person, (a) owns 15% or more of outstanding voting stock; or (b) is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time within the prior three years.

A Delaware corporation may opt out of Section 203 with an express provision in its original Certificate of Incorporation or an express provision in its Certificate of Incorporation or Bylaws resulting from a stockholders’ amendment approved b at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prevent or delay mergers or other takeover or change-of-control transactions for us and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

Colonial Stock Transfer Company, Inc. is the transfer agent and registrar for our common stock.

Public release is allowed